                                                                    Exhibit 23.1


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Unitrin, Inc.:

Under date of January 7, 1997, except as to Note 5, which is as of September 22, 1997, we reported on the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows, and shareholders' equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements and our report thereon are incorporated by reference in the December 31, 1996 Annual Report on Form 10-K/A of Unitrin, Inc. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related supplementary financial statement schedules as listed in item 14 of such Annual Report on Form 10-K/A. These supplementary financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplementary financial statement schedules based on our audits.

In our opinion, such supplementary financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                       KPMG Peat Marwick LLP

Chicago, Illinois
January 7, 1997, except as to Note 5, which is as of September 22, 1997